Exhibit 1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of December 30, 2019 (the “Effective Date”), is entered into by and among Cohen & Company Inc., a Maryland corporation (“Parent”), Cohen & Company, LLC, a Delaware limited liability company and a subsidiary of Parent (the “Operating LLC”), Daniel G. Cohen, an individual (“Mr. Cohen”), and The DGC Family Fintech Trust, a trust established by Mr. Cohen (the “DGC Trust” and together with Mr. Cohen, “Buyer”).  Each of Parent, the Operating LLC, Mr. Cohen and the DGC Trust may be referred to herein, individually, as a “Party,” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, Mr. Cohen is the owner of 370,881 shares (collectively, the “Cohen IMXI Shares”) of the common stock, par value $0.0001 per share (“IMXI Common Stock”), of International Money Express, Inc. (formerly FinTech Acquisition Corp. II), a Delaware corporation (“IMXI”), of which (a) 161,340 shares are subject to certain restrictions on transfer until the closing price per share of IMXI Common Stock (as reported by The Nasdaq Capital Market) exceeds $15.00 for any twenty (20) trading days within a consecutive thirty (30) trading day period or immediately upon certain change of control events involving IMXI, as set forth in the letter agreement, dated January 19, 2017 (the “Letter Agreement”), by and among IMXI, Mr. Cohen, the DGC Trust and the other parties named therein and (b) 161,341 shares are subject to certain restrictions on transfer until the closing price per share of IMXI Common Stock (as reported by The Nasdaq Capital Market) exceeds $17.00 for any twenty (20) trading days within a consecutive thirty (30) trading day period or immediately upon certain change of control events involving IMXI, as set forth in the Letter Agreement;

WHEREAS, the DGC Trust is the owner of 291,480 shares (collectively, the “Trust IMXI Shares” and, together with the Cohen IMXI Shares, the “IMXI Shares”) of IMXI Common Stock, of which (a) 102,681 shares are subject to certain restrictions on transfer until the closing price per share of IMXI Common Stock (as reported by The Nasdaq Capital Market) exceeds $15.00 for any twenty (20) trading days within a consecutive thirty (30) trading day period or immediately upon certain change of control events involving IMXI, as set forth in the Letter Agreement and (b) 102,682 shares are subject to certain restrictions on transfer until the closing price per share of IMXI Common Stock (as reported by The Nasdaq Capital Market) exceeds $17.00 for any twenty (20) trading days within a consecutive thirty (30) trading day period or immediately upon certain change of control events involving IMXI, as set forth in the Letter Agreement;

WHEREAS, the IMXI Common Stock is listed on The Nasdaq Capital Market under the trading symbol “IMXI;”

WHEREAS, subject to the terms and conditions of this Agreement, (i) the Operating LLC desires to issue to Mr. Cohen an aggregate of 12,549,273 newly issued units of membership interests in the Operating LLC (collectively, the “Cohen LLC Units”); (ii) Parent desires to issue to Mr. Cohen 12,549,273 shares of newly issued Series F Voting Non-Convertible Preferred Stock of Parent, par value $0.001 per share (collectively, the “Cohen Series F

Shares”); and (iii) in consideration of the issuance of the Cohen LLC Units and the Cohen Series F Shares to Mr. Cohen by the Operating LLC and Parent, respectively, Mr. Cohen desires to transfer all of his right, title and interest in the Cohen IMXI Shares to the Operating LLC; and

WHEREAS, subject to the terms and conditions of this Agreement, (i) the Operating LLC desires to issue to the DGC Trust an aggregate of 9,880,268 newly issued units of membership interests in the Operating LLC (collectively, the “Trust LLC Units” and, together with the Cohen LLC Units, the “LLC Units”); (ii) Parent desires to issue to the DGC Trust 9,880,268 shares of newly issued Series F Voting Non-Convertible Preferred Stock of Parent, par value $0.001 per share (collectively, the “Trust Series F Shares” and, together with the Cohen Series F Shares, the “Series F Shares”); and (iii) in consideration of the issuance of the Trust LLC Units and the Trust Series F Shares to the DGC Trust by the Operating LLC and Parent, respectively, the DGC Trust will transfer all of its right, title and interest in the Trust IMXI Shares to the Operating LLC.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01         Definitions.  The following terms have the meanings specified or referred to in this Section 1.01:

(a)           “Action” means any proceedings, litigation, arbitrations, mediations, actions, claims, suits, disputes, controversies, demands, petitions, hearings, inquiries, audits, notices of violation, disciplinary actions, indictments, citations, summons, subpoenas, charges, complaints, appeals, examinations and investigations of any nature, whether at law or equity, or civil or criminal administrative, regulatory or otherwise in nature, including any matter commenced, brought, conducted or heard by or before any Governmental Authority.

(b)           “Additional Units” means the number of units of membership interests in the Operating LLC representing fifty-one percent (51%) of the votes entitled to be cast at any Meeting, plus one (1) unit of membership interests in the Operating LLC, minus the number of units of membership interests in the Operating LLC owned by Parent as of the record date of such Meeting.

(c)           “Affiliate” of a Person means any other Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(d)           “Board of Directors” means the board of directors of Parent.

(e)           “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Delaware are authorized or required by Law to be closed for business.

(f)            “Code” means the Internal Revenue Code of 1986, as amended.

(g)           “Contract” means any contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(h)           “Conversion Shares” means the shares of Parent Common Stock into which the LLC Units may be redeemed upon a Unit Redemption.

(i)            “Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, restriction or other similar encumbrance, excluding any restrictions set forth in the Letter Agreement.

(j)            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k)           “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(l)            “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(m)          “Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

(n)           “Meeting” means any meeting of the holders of units of membership interests in the Operating LLC, or any adjournment thereof or any other circumstances upon which a vote, agreement, consent (including unanimous written consents) or other approval is sought from the holders of units of membership interests in the Operating LLC.

(o)           “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(p)           “Pro Rata Share” means an amount as of the applicable measurement date and expressed as a percentage equal to: (i) with respect to Mr. Cohen, (1) the number of units of membership interests in the Operating LLC owned by Mr. Cohen, divided by (2) an amount equal to the sum of (A) the number of units of membership interests in the Operating LLC owned by Mr. Cohen plus (B) the number of units of membership interests in the Operating

LLC owned by the DGC Trust, and (ii) with respect to the DGC Trust, (1) the number of units of membership interests in the Operating LLC owned by the DGC Trust, divided by (2) an amount equal to the sum of (A) the number of units of membership interests in the Operating LLC owned by Mr. Cohen plus (B) the number of units of membership interests in the Operating LLC owned by the DGC Trust.

(q)           “SEC” means the United States Securities and Exchange Commission.

(r)            “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(s)            “Unit Redemption” means a redemption of units of membership interests by the holder thereof pursuant to and in accordance with Section 12.2 of the LLC Agreement.

Section 1.02         Additional Definitions. The following terms shall have the respective meanings ascribed to them in the corresponding sections below:

Term	Section
2020 Annual Meeting of Stockholders	Section 5.01
Agreement	Preamble
Buyer	Preamble
Closing	Section 2.03
Closing Date	Section 2.03
Cohen IMXI Shares	Recitals
Cohen LLC Units	Recitals
Cohen Series F Shares	Recitals
DGC Trust	Preamble
Effective Date	Preamble
IMXI	Recitals
IMXI Common Stock	Recitals
IMXI Shares	Recitals
Indemnified Party	Section 6.04
Indemnifying Party	Section 6.04
Letter Agreement	Recitals
LLC Agreement	Section 3.02
LLC Units	Recitals
Mr. Cohen	Preamble
Operating LLC	Preamble
Parent	Preamble
Parent Common Stock	Section 3.03(a)
Parent Proxy Statement	Section 5.01
Party(ies)	Preamble
Series F Shares	Recitals
Stockholder Proposal	Section 5.01
Trust IMXI Shares	Recitals
Trust LLC Units	Recitals
Trust Series F Shares	Recitals

ARTICLE II
PURCHASE AND SALE

Section 2.01         Purchase and Sale. Subject to the terms and conditions set forth herein and for the consideration specified in Section 2.02, at the Closing:

(a)           The Operating LLC shall issue and shall sell to Mr. Cohen, and Mr. Cohen shall purchase from the Operating LLC, the Cohen LLC Units;

(b)           The Operating LLC shall issue and shall sell to the DGC Trust, and the DGC Trust shall purchase from the Operating LLC, the Trust LLC Units;

(c)           Parent shall issue and shall sell to Mr. Cohen, and Mr. Cohen shall purchase from Parent, the Cohen Series F Shares; and

(d)           Parent shall issue and shall sell to the DGC Trust, and the DGC Trust shall purchase from Parent, the Trust Series F Shares.

Section 2.02         Purchase Price.

(a)           At the Closing and in consideration of the Operating LLC’s and Parent’s issuance and sale to Mr. Cohen of the Cohen LLC Units and the Cohen Series F Shares, respectively, Mr. Cohen shall transfer to the Operating LLC all of Mr. Cohen’s right, title and interest in and to the Cohen IMXI Shares, free and clear of any Encumbrances.

(b)           At the Closing and in consideration of the Operating LLC’s and Parent’s issuance and sale to the DGC Trust of the Trust LLC Units and the Trust Series F Shares, respectively, the DGC Trust shall transfer to the Operating LLC all of the DGC Trust’s right, title and interest in and to the Trust IMXI Shares, free and clear of any Encumbrances.

Section 2.03         Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution hereof on the date of this Agreement (the “Closing Date”) at the offices of Parent, located at Cira Centre, 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104, or at such other time, date, place or means (including electronically via email, facsimile transfer or other similar means of communication) as the Parties may mutually agree upon in writing. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.04         Closing Deliveries. At the Closing:

(a)           The Operating LLC shall deliver to Mr. Cohen written evidence that the Cohen LLC Units have been issued by the Operating LLC to Mr. Cohen and registered on the books and records of the Operating LLC, free and clear of any Encumbrances;

(b)           The Operating LLC shall deliver to the DGC Trust written evidence that the Trust LLC Units have been issued by the Operating LLC to the DGC Trust and registered on the books and records of the Operating LLC, free and clear of any Encumbrances;

(c)           Parent shall deliver to Mr. Cohen a stock certificate evidencing the issuance of the Cohen Series F Shares by Parent to Mr. Cohen, free and clear of any Encumbrances;

(d)           Parent shall deliver to the DGC Trust a stock certificate evidencing the issuance of the Trust Series F Shares by Parent to the DGC Trust, free and clear of any Encumbrances;

(e)           Mr. Cohen shall deliver to the Operating LLC (or, at the direction of the Operating LLC, to IMXI’s stock transfer agent) all stock certificates evidencing the Cohen IMXI Shares, free and clear of any Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed; and

(f)            The DGC Trust shall deliver to the Operating LLC (or, at the direction of the Operating LLC, to IMXI’s stock transfer agent) all stock certificates evidencing the Trust IMXI Shares, free and clear of any Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Parent and the Operating LLC, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01         Organization and Authority of Parent and the Operating LLC; Enforceability.

(a)           Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. Parent has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Parent of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Parent, and (assuming due authorization, execution, and delivery by the remaining Parties) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(b)           The Operating LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Operating LLC has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery, and performance by the Operating LLC of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of the Operating LLC. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by the Operating LLC, and (assuming due authorization, execution, and delivery by the remaining Parties) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of the Operating LLC, enforceable against the Operating LLC in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 3.02         No Conflicts; Consents. The execution, delivery, and performance by the Parent and the Operating LLC of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the Second Articles of Amendment and Restatement of Parent, as amended, or the Bylaws of Parent, (b) violate or conflict with the certificate of formation or Amended and Restated Limited Liability Company Agreement of the Operating LLC, dated as of December 16, 2009, as amended (“LLC Agreement”); (c) violate or conflict with any Law applicable to Parent or the Operating LLC; or (d) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Contract or other instrument to which Parent or the Operating LLC is a party or bound, except where the conflict, violation, default, termination, cancellation, modification, or acceleration would not, individually or in the aggregate, have a material adverse effect on Parent’s or the Operating LLC’s ability to consummate the transactions contemplated hereby on a timely basis.  No consent, approval, waiver, or authorization is required to be obtained by Parent or the Operating LLC from any Person in connection with the execution, delivery, and performance by Parent or the Operating LLC of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03         Capitalization.

(a)           The authorized capital stock of Parent consists of: (a) 100,000,000 shares of Parent’s common stock, par value $0.01 per share (“Parent Common Stock”) of which 1,193,624 shares of Parent Common Stock are issued and outstanding as of the Effective Date; (b) 10,000,000 shares of Preferred Stock, par value $0.001 per share, all of which are designated as Series C Junior Participating Preferred Stock, none of which are issued or outstanding as of the Effective Date; and (c) 50,000,000 shares of Preferred Stock, par value $0.001 per share, of which (i) 4,983,557 shares are designated as Series E Voting Non-Convertible Preferred Stock, all of which are issued and outstanding as of the Effective Date; and (ii) 25,000,000 shares are designated as Series F Voting Non-Convertible Preferred Stock, none of which are issued and outstanding as of the Effective Date (assuming the Series F Shares have not yet been issued in accordance with the terms and conditions of this Agreement).  All outstanding shares of Parent Common Stock and Series F Voting Non-Convertible Preferred Stock have been duly authorized, validly issued and are fully paid and nonassessable.  The Parent Common Stock is currently quoted on the NYSE American under the trading symbol “COHN,” and the Company has maintained all requirements on its part for the continuation of such quotation.  No shares of Parent Common Stock are subject to preemptive rights or any other similar rights.

(b)           As of the Effective Date (assuming the LLC Units have not yet been issued in accordance with the terms and conditions of this Agreement), 17,073,174 units of membership interests in the Operating LLC are issued and outstanding. All outstanding units of membership interests in the Operating LLC have been duly authorized, validly issued and are fully paid and nonassessable.  No outstanding units of membership interests in the Operating LLC are subject to preemptive rights or any other similar rights.

(c)           Except as previously disclosed by Parent in its public filings with the SEC, as of the Effective Date, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any securities of the Parent or the Operating LLC, or Contracts, commitments, understandings or arrangements by which Parent or the Operating LLC is or may become bound to issue additional securities of Parent or the Operating LLC, or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any securities of Parent or the Operating LLC.

Section 3.04         Brokers. Except for any fees owing to Northland Capital Markets, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or the Operating LLC.

Section 3.05         Unregistered Securities.  Parent and Operating LLC acknowledge that the IMXI Shares are not registered under the Securities Act or any state securities Laws, and that the IMXI Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable, and in accordance with the terms and conditions of the Letter Agreement.

Section 3.06         No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of Parent or the Operating LLC or any stockholder, member, director, officer, employee, or agent of Parent or the Operating LLC has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or the Operating LLC.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Mr. Cohen and the DGC Trust, jointly and severally, represent and warrant to Parent and the Operating LLC that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01         Organization and Authority of Buyer; Enforceability.

(a)           The DGC Trust has full organizational power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery, and performance by the DGC Trust of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite organizational action on the part of the DGC Trust. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by the DGC Trust, and (assuming due authorization, execution, and delivery by the remaining Parties) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of the DGC Trust, enforceable against the DGC Trust in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(b)           Mr. Cohen has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Mr. Cohen, and (assuming due authorization, execution, and delivery by the remaining Parties) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of the Mr. Cohen, enforceable against Mr. Cohen in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.02         No Conflicts; Consents. The execution, delivery, and performance by the DGC Trust and Mr. Cohen of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of the DGC Trust; (b) violate or conflict with any Law applicable to the DGC Trust or Mr. Cohen; or (d) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Contract or other instrument to which the DGC Trust or Mr. Cohen is a party or bound, except where the conflict, violation, default, termination, cancellation, modification, or acceleration would not, individually or in the aggregate, have a material adverse effect on the DGC Trust’s or Mr. Cohen’s ability to consummate the transactions contemplated hereby on a timely basis.  No consent, approval, waiver, or authorization is required to be obtained by the DGC Trust or Mr. Cohen from any Person in connection with the execution, delivery, and performance by the DGC Trust or Mr. Cohen of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03         Investment Purpose. Buyer is acquiring the LLC Units and the Series F Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that neither the LLC Units nor the Series F Shares are registered under the Securities Act or any state securities Laws, and that the LLC Units and the Series F Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable, and in accordance with the terms and conditions of this Agreement.

Section 4.04         Ownership of IMXI Shares. All of the IMXI Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Buyer, free and clear of any Encumbrances.

Section 4.05         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V
POST-CLOSING COVENANTS AND AGREEMENTS

Section 5.01         Stockholder Meeting and Parent Proxy Statement. At the 2020 annual meeting of the Parent’s stockholders (the “2020 Annual Meeting of Stockholders”), Parent shall cause its stockholders to vote on, among other things, proposals (collectively, the “Stockholder Proposal”) regarding the issuance of the Conversion Shares for purposes of Section 713 of the NYSE American’s Company Guide. The Board of Directors shall recommend to the Parent’s stockholders that such stockholders approve the Stockholder Proposal, and shall not modify or withdraw such resolution. In connection with the 2020 Annual Meeting of Stockholders, Parent shall promptly prepare and file with the SEC a Definitive Proxy Statement on Schedule 14A pursuant to Section 14(a) of the Exchange Act (the “Parent Proxy Statement”), use its reasonable best efforts to solicit proxies for such stockholder approval and to respond to any comments of the SEC or its staff and mail a definitive proxy statement related the 2020 Annual Meeting of Stockholders to the Parent’s stockholders promptly after clearance by the SEC. The Parent shall notify Buyer promptly of the receipt by Parent of any comments from the SEC or its staff with respect to the Parent Proxy Statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and shall supply Buyer with copies of all correspondence between the Parent or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to the 2020 Annual Meeting of Stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Parent Proxy Statement, the Parent shall promptly prepare and mail to its stockholders such an amendment or supplement. The Parent shall promptly correct any information provided by it or on its behalf for use in the Parent Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Parent shall promptly prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable Laws. The Board of Directors’ recommendation described in this Section 5.01 shall be included in the Parent Proxy Statement.

Section 5.02         Voting Proxy.

(a)           Effective as of the Effective Date, if the Parent owns a number of units of membership interests in the Operating LLC representing less than a majority of the votes entitled to be cast at any Meeting, then for so long as the Parent owns a number of units of membership interests in the Operating LLC representing less than a majority of the votes entitled to be cast at any Meeting, Mr. Cohen hereby grants to and appoints the Parent as Mr. Cohen’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Mr. Cohen, to vote at any Meeting the number of units of membership interests in the Operating LLC owned by Mr. Cohen as of the record date of such Meeting equal to (i) the Additional Units, multiplied by (ii) Mr. Cohen’s Pro Rata Share. Such attorney-in-fact may evidence the taking of any action, giving of any consent or the voting of such Additional Units by the execution of any document or instrument for such purpose in the name of Mr. Cohen. Mr. Cohen hereby affirms that the proxy set forth in this Section 5.02 is given in connection with, and in consideration of, this Agreement. Mr. Cohen hereby further affirms that this proxy is coupled with an interest and may not be revoked unless otherwise terminated by the mutual consent of Mr. Cohen and Parent. Mr. Cohen hereby ratifies and confirms all that the proxy and attorney-in-fact appointed pursuant to this Section 5.02 may lawfully do or cause to be done by virtue hereof.

(b)           Effective as of the Effective date, if the Parent owns a number of units of membership interests in the Operating LLC representing less than a majority of the votes entitled to be cast at any Meeting, then for so long as the Parent owns a number of units of membership interests in the Operating LLC representing less than a majority of the votes entitled to be cast at any Meeting, the DGC Trust hereby grants to and appoints the Parent as the DGC Trust’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the DGC Trust, to vote at any Meeting the number of units of membership interests in the Operating LLC owned by the DGC Trust as of the record date of such Meeting equal to (i) the Additional Units, multiplied by (ii) the DGC Trust’s Pro Rata Share. Such attorney-in-fact may evidence the taking of any action, giving of any consent or the voting of such Additional Units by the execution of any document or instrument for such purpose in the name of the DGC Trust. The DGC Trust hereby affirms that the proxy set forth in this Section 5.02 is given in connection with, and in consideration of, this Agreement. The DGC Trust hereby further affirms that this proxy is coupled with an interest and may not be revoked unless otherwise terminated by the mutual consent of the DGC Trust and Parent. The DGC Trust hereby ratifies and confirms all that the proxy and attorney-in-fact appointed pursuant to this Section 5.02 may lawfully do or cause to be done by virtue hereof.

(c)           No LLC Units may be sold, assigned or otherwise transferred by Mr. Cohen or the DGC Trust to any Person unless the transferee of such LLC Units agrees in writing in a form acceptable to Parent in its reasonable discretion to be bound by the provisions of this Section 5.02.

Section 5.03         Restrictions on Redemption.

(a)           Mr. Cohen shall not cause a Unit Redemption with respect to any portion of the Cohen LLC Units if the Board of Directors, after consultation with legal counsel, determines in good faith and in its sole discretion that satisfaction of such Unit Redemption by Parent with shares of Parent Common Stock would jeopardize or endanger the availability to Parent of its net operating loss and net capital loss carryforwards and certain other tax benefits under Section 382 of the Code.

(b)           The DGC Trust shall not cause a Unit Redemption with respect to any portion of the Trust LLC Units if the Board of Directors, after consultation with legal counsel, determines in good faith and in its sole discretion that satisfaction of such Unit Redemption by Parent with shares of Parent Common Stock would jeopardize or endanger the availability to

Parent of its net operating loss and net capital loss carryforwards and certain other tax benefits under Section 382 of the Code.

(c)           Until the Company’s stockholders approve the Stockholder Proposal, Mr. Cohen shall not cause a Unit Redemption with respect to any portion of the Cohen LLC Units if such Unit Redemption would result in Parent issuing a number of shares of Parent Common Stock that, when aggregated with any shares of Parent Common Stock previously issued in connection with any Unit Redemption of the Cohen LLC Units equals or exceeds 11.18% of the outstanding Parent Common Stock as of the Effective Date.

(d)           Until the Company’s stockholders approve the Stockholder Proposal, the DGC Trust shall not cause a Unit Redemption with respect to any portion of the Trust LLC Units if such Unit Redemption would result in Parent issuing a number of shares of Parent Common Stock that, when aggregated with any shares of Parent Common Stock previously issued in connection with any Unit Redemption of the Trust LLC Units equals or exceeds 8.81% of the outstanding Parent Common Stock as of the Effective Date.

(e)           No LLC Units may be sold, assigned or otherwise transferred by Mr. Cohen or the DGC Trust to any Person unless the transferee of such LLC Units agrees in writing in a form acceptable to Parent in its reasonable discretion to be bound by the provisions of this Section 5.03.

ARTICLE VI
INDEMNIFICATION

Section 6.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, and covenants contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02         Indemnification by the Operating LLC. Subject to the other terms and conditions of this Article VI, Parent and the Operating LLC shall, jointly and severally, defend, indemnify, and hold harmless Mr. Cohen, the DGC Trust and their Affiliates, and their respective stockholders, members, directors, managers, officers, and employees and agents from and against:

(a)           all third party Losses arising from or relating to any inaccuracy in or breach of any of the representations or warranties of Parent or the Operating LLC contained in this Agreement; or

(b)           any third party Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Parent or the Operating LLC pursuant to this Agreement.

Section 6.03         Indemnification By Buyer. Subject to the other terms and conditions of this Article VI, Mr. Cohen and the DGC Trust shall, jointly and severally, defend, indemnify, and hold harmless Parent, the Operating LLC and their Affiliates, and their respective stockholders, members, directors, managers, officers, and employees and agents from and against:

(a)           all third party Losses arising from or relating to any inaccuracy in or breach of any of the representations or warranties of Mr. Cohen or the DGC Trust contained in this Agreement; or

(b)           any third party Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Mr. Cohen or the DGC Trust pursuant to this Agreement.

Section 6.04         Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Person entitled to indemnification under this Article VI (the “Indemnified Party”) shall promptly provide written notice of such claim to the Party against whom such claims are asserted under this Article VI (the “Indemnifying Party”). The failure to give prompt notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with its counsel. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action. Neither Party shall settle any Action without the other Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05         Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within thirty (30) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds.

ARTICLE VII
MISCELLANEOUS

Section 7.01         Expenses. Except as otherwise provided in Section 7.02, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 7.02         Attorneys’ Fees.  If either Party commences an Action against the other Party arising out of or in connection with this Agreement or the transactions contemplated hereby, the prevailing Party shall be entitled to have and recover from the losing Party reasonable attorneys’ fees and costs of suit.

Section 7.03         Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 7.04         Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.04):

If to Parent or the Operating LLC:

Cohen & Company Inc.

Cira Centre

2929 Arch Street, Suite 1703

Philadelphia, Pennsylvania 19104

Attn:       Joseph W. Pooler, Jr.

Facsimile:        (215) 701-8280

E-mail:             jpooler@cohenandcompany.com

and to:

Cohen & Company Inc.

3 Columbus Circle, 24th Floor,

New York, New York 10019

Attn:       Rachael Fink

Facsimile:        (866) 543-2907

E-mail:             rfink@cohenandcompany.com

with a copy to:

Duane Morris LLP
30 South 17th Street

Philadelphia, Pennsylvania 19103

Attn:       Darrick M. Mix and Barry A. Steinman

Facsimile: (215) 405 2906 and (215) 754-4840
E-mail: dmix@duanemorris.com and bsteinman@duanemorris.com

If to Mr. Cohen or the DGC Trust:

At the address on the books and records of Parent.

Section 7.05         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.06         Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify the Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.07         Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the statements in the body of this Agreement will control.

Section 7.08         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 7.09         No Third-Party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10         Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each of the Parties.

Section 7.11         Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 7.12         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 7.13         Submission to Jurisdiction. Any Action arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the city of City of Wilmington, Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Action.

Section 7.14         Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.15         Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each Party (i) agrees that it shall not oppose the granting of such specific performance or relief; and (ii) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 7.16         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Securities Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

Cohen & Company Inc.

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

OPERATING LLC:

Cohen & Company, LLC

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

MR. COHEN:

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen

THE DGC TRUST:

The DGC Family Fintech Trust

By:	/s/ Raphael Licht
Name:	Raphael Licht
Title:	Trustee

By:	/s/ Jeffrey D. Blomstrom
Name:	Jeffrey D. Blomstrom
Title:	Trustee